Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements No. 33-47479, 33-97710, 333-10681, 333-87908, 333-18347, 333-55821, 333-57621, 333-70391, and 333-33390 of our report dated March 14, 2003, with respect to the consolidated financial statements of Palomar Medical Technologies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

Boston, Massachusetts
March 24, 2003